Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Incentive Stock Plan and Employee Stock Purchase Plan of Opsware Inc. of our reports dated April 10, 2007, with respect to the consolidated financial statements of Opsware Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2007, Opsware Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Opsware Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 10, 2007